Selective Insurance Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. eastern time on Feb. 4, 2008
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com
Investor Contact: Jennifer DiBerardino
973-948-1364, Jennifer.diberardino@selective.com

Selective Insurance Group Reports
Fourth Quarter and Year-end 2007 Earnings
For fourth quarter 2007:
Net premiums written up 5%
Investment income up 9%, after-tax
Combined ratio: GAAP: 99.7%; statutory: 101.9%
Net income: $0.67 per diluted share; operating income: $0.60
Assets reach record $5 billion for the year

Branchville, NJ – Feb. 4, 2008 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the fourth quarter and year ended Dec. 31, 2007.

Solid Results in a Competitive Environment
Selective Chairman, President and CEO Gregory E. Murphy stated, “We delivered solid results in 2007. In a highly competitive marketplace, our employees and agency force worked diligently to maintain the delicate balance between growth and profitability, while never losing sight of our long-term strategic focus. Operating incomei exceeded our expectations for the quarter at $0.60 per diluted share; net income was $0.67. For the year, operating income was $2.21 per diluted share, net income was $2.59, and our overall return on equity was 13.6%, about 400 basis points higher than Selective’s weighted average cost of capital. After-tax investment income increased 10% to $133.7 million for the year, primarily due to a favorable performance from alternative investments and our larger fixed income portfolio.

Growth
“For the quarter, net premiums written (NPW) increased a healthy 5%, and were up 1% for the year. This solid growth was driven by a 13% increase in commercial lines new business in 2007, to $313.3 million, while retention remained relatively stable. We attribute this double-digit growth to our “high-touch” field model that continues to set us apart from the competition and was validated in a December 2007 independent survey of our agents who again rated us 8.9 out of 10 for overall satisfaction.

“Our 2007 growth was also favorably impacted by expansion into Massachusetts, our 21st footprint state, and we will be expanding into Tennessee in 2008. We expect future growth to be fueled by the appointment of approximately 200 new agents in 2006 and 2007, along with production from 65 new sales associates that we assisted agents in hiring and/or training during the same period. These factors will be critical to our success in 2008, as we anticipate continued competitive pressures in the commercial lines market space and tightening economic conditions for our customers, particularly contractors who represent 45% of our commercial lines business.

Profitability
“We generated a statutory combined ratio of 101.9% for the fourth quarter, and 97.5% for the year. We expect our profitability to improve as we continue to implement the predictive models we completed in 2007 for the balance of our commercial lines. These “high-tech” models and other “best in class” technology tools enhance our confidence in our underwriting decisions and the quality of business we write. Other strategic initiatives, such as the introduction of a new safety management system and further enhancements to our successfully deployed workers compensation initiative, will also drive ongoing profitability.”

Quarterly and Annual Performance
Fourth quarter 2007 highlights, compared to fourth quarter 2006:
-	Net income was $36.2 million or $0.67 per diluted share, compared to $43.5 million and $0.72;
-	Operating income was $32.2 million or $0.60 per diluted share, compared to $37.3 and $0.62;
-	Combined ratio: GAAP: 99.7% vs. 97.0%; Statutory: 101.9% vs. 99.0%;
-	Total NPW increased 5% to $323.2 million:
	m	Commercial lines NPW increased 5% to $273.4 million;
	m	Personal Lines NPW increased 6% to $49.8 million;
-	Catastrophe losses were $0.9 million vs. $5.9 million;
-	Investment income, after-tax, increased 9% to $37.3 million; and
-	Total revenue increased 2% to $466.6 million.

2007 highlights, compared to 2006:
-	Net income was $146.5 million or $2.59 per diluted share, compared to $163.6 million and $2.65;
-	Operating income was $124.8 million or $2.21 per diluted share, compared to $140.5 and $2.28;
-	Combined ratio: GAAP: 98.9% vs. 96.1%; Statutory: 97.5% vs. 95.4%;
-	Total NPW increased 1% to $1.6 billion:
	m	Commercial lines NPW increased 2% to $1.4 billion;
	m	Personal Lines NPW decreased 6% to $204.1 million;
-	Catastrophelosses were $14.9 million vs. $20.7 million;
-	Investment Income, after-tax, increased 10% to $133.7 million; and
-	Total revenue increased 2% to $1.8 billion.

Action Steps and 2008 Earnings Guidance
Murphy said, “Our goal is to grow profitability in any market condition. Recognizing that 2008, from a competitive and economic perspective, will continue to be difficult for our industry, we are taking steps to better position ourselves to aggressively leverage market opportunities and improve efficiencies.

“These steps include the difficult decision to reduce our workforce by approximately 80 positions. Effective today, 60 employees have been displaced and 20 open positions will not be filled. To help ease the transition for these individuals and their families, we have offered each employee a severance package incorporating pay, health insurance and outplacement services for a one time pre-tax cost of approximately $4.0 million in the first quarter. We anticipate that employment and other operational adjustments will generate annualized pre-tax savings of approximately $8.0 million.”

Murphy added, “We are also implementing extremely targeted changes to agency commissions that will maintain highly competitive awards for agents who produce the strongest results for us, while reducing commissions where Selective’s historically higher payments have not generated an appropriate level of profitable growth. The changes will bring our program more in line with the competition; however, commissions on 87% of our direct premiums written will not be affected, and the supplemental commission program that rewards Selective’s most profitable growth agencies does not change. The commission revisions are expected to generate annualized pre-tax savings of approximately $8.0 million, and are targeted for rollout in most states in July 2008.”

Murphy concluded, “Based on these expense management programs, along with technology investments, ongoing underwriting improvements and other strategic initiatives delivered in 2007, we are providing 2008 earnings guidance in the range of $2.20 to $2.40, including a first quarter 2008 $0.05 restructuring charge. Our guidance is based on the following assumptions: (i) a statutory combined ratio of approximately 98.0% and a GAAP combined ratio of approximately 100.0%; (ii) after-tax catastrophe losses of $14.4 million, or $0.27 per share; (iii) growth in after-tax investment income of 3%, including a 10% pre-tax yield on alternative investments; (iv) Diversified Insurance Services revenue growth of 5.0% and return on revenue of 10.0%; and (v) diluted weighted average shares of 52.5 million, including the expectation of repurchasing 3.5 million shares over the course of the year.”

Balance Sheet Strength
At Dec. 31, 2007, Selective’s total assets were up 5% for the year to a record $5.0 billion, including $3.7 billion in the company’s investment portfolio, which was up 4% over 2006.

During the fourth quarter, the company completed a net share settlement of Senior Convertible Notes that resulted in a net reduction in diluted outstanding shares of 2 million shares.

Stockholders’ equity was $1.1 billion and book value per share increased 5% to $19.81. The quarterly cash dividend on Selective’s common stock of $0.13 is payable March 3, 2008 to stockholders of record Feb. 15, 2008.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. EST, on February 5, 2008, at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 5, 2008.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents,

the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:
•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures (unaudited)
(in thousands, except per share data)
3 months ended December 31:	2007	2006
Net premiums written	$323,236	306,925
Net premiums earned	382,682	377,180
Net investment income earned	49,965	44,519
Diversified insurance services revenue	26,380	26,415
Total revenues	466,611	458,954

Operating income	32,243	37,253
Net realized gains, net of tax	3,997	6,290
Net income	$36,240	43,543

Statutory combined ratio	101.9%	99.0%
GAAP combined ratio	99.7%	97.0%

Operating income per diluted share	$0.60	0.62
Net income per diluted share	0.67	0.72
Weighted average diluted shares	54,746	61,382
Book value per share	$19.81	18.81

12 months ended December 31:	2007	2006
Net premiums written	$1,554,867	1,535,961
Net premiums earned	1,517,306	1,499,664
Net investment income earned	174,144	156,802
Diversified insurance services revenue	115,566	110,526
Total revenues	1,846,228	1,807,867

Operating income	124,818	140,512
Net realized gains, net of tax	21,680	23,062
Net income	$146,498	163,574

Statutory combined ratio	97.5%	95.4%
GAAP combined ratio	98.9%	96.1%

Operating income per diluted share	$2.21	2.28
Net income per diluted share	2.59	2.65
Weighted average diluted shares	57,165	62,542
Book value per share	$19.81	18.81

*All amounts included in this release exclude inter-company transactions.

i Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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